UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2008

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET,

SEATTLE, WASHINGTON 98103

(Address of principal executive offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.    OTHER EVENTS.

In September 2006, the Board of Directors (the “Board”) of Getty Images, Inc. (the “Company”) revised the Company’s director compensation program to provide for annual awards of restricted stock units to non-employee directors (other than our Chairman, Mr. Mark Getty). The annual awards were to be made in the amount of $100,000 on the first trading day of May, to vest ratably over a four (4) year period with annual cliff vesting dates and to accelerate upon a change of control of the Company.

The 2007 annual award was granted under the Company’s 2005 Incentive Plan (the “Plan”) in June 2007 (after the Company became current on the filing of its periodic reports under the Securities Exchange Act of 1934). The Company has been unable to make the 2008 annual equity award under the Plan, as the Plan provides that no additional restricted stock units or other equity awards may be granted under the Plan after the tenth anniversary of the Plan’s original effective date, that is, after February 9, 2008.

Consequently, on June 6, 2008, as a substitute for the annual equity grant, the Compensation Committee awarded each non-employee director (other than Mr. Getty) $100,000 in deferred cash compensation. Subject to the director’s continued service as a director through the applicable vesting/payment dates, the deferred cash compensation shall vest and become payable, in cash, with respect to $25,000 on each of the first four (4) anniversaries of the date of grant, subject to the same accelerated vesting and payment upon a change of control of the Company as would have been applicable had the Company had the ability to make the previously authorized annual equity compensation grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ JOHN LAPHAM
John Lapham
Senior Vice President and General Counsel

Date: June 6, 2008